UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2007

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On September 17, 2007, Nanogen, Inc. (the “Company”) announced that it is evaluating strategic alternatives to exit its microarray business, which includes the Company’s NanoChip instrument system and related multiplexed reagents and consumables (the “Microarray Business”). The Company has retained Credit Suisse to assist in the identification and evaluation of such alternatives, which may include a sale, joint venture or closure of the Microarray Business. No agreement has yet been reached regarding the sale of this business and there is no assurance that such sale will occur. The Company expects to make a final decision on a plan of exit within 60 to 90 days. The proposed exit of the Microarray Business will not affect the real-time PCR products or Point of Care rapid testing solutions offered by the Company.

The objective of the strategic evaluation is to create a restructured business at the Company that can become profitable sooner and produce more predictable financial results. The growth in the multiplex molecular testing market has been slow, and revenues generated by the Microarray Business have been low as compared to other product lines. While customer reception to the Company’s microarray technology has been positive, the cost for developing a profitable market is significant and the Company is unable to bear such expenses on its own. As such, the board of directors of the Company has determined that it is in the best interest of the Company to seek an exit strategy for the Microarray Business and focus its effort on the clinical diagnostic market, particularly in developing and improving its business performance in real-time PCR products and Point of Care rapid testing solutions.

On September 17, 2007, the Company informed its employees that in connection with the proposed exit, the Company will immediately reduce its workforce in the Microarray Business by 13 employees, which represents approximately 4% of the total workforce of the Company. The Company estimates that it will incur severance related expenses of approximately $335,000 for such workforce reduction. Additional reduction in workforce in the Microarray Business may be required in the future depending on the final plan of exit.

Because the Company has not committed to any specific alternative, it is unable at this time to estimate (i) the total amount or range of amounts of costs expected to be incurred in connection with the exit from Microarray Business, or (ii) the total amount or range of amounts of the charge that will result in future cash expenditures, if any, that might be required in connection with selling or exiting its Microarray Business.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following document is filed as exhibit to this report:

99.1	Press Release dated September 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: September 20, 2007	By:	/s/ Robert Saltmarsh
	Name:	Robert Saltmarsh
	Title:	Chief Financial Officer